COMVERGE, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of February 18, 2008 (the "Agreement Date"), by and between Robert M. Chiste, an individual ("Executive"), and Comverge, Inc., a Delaware corporation (the "Company").

WHEREAS, the Company desires to employ Executive to provide personal services to the Company and wishes to provide Executive with certain compensation and benefits in return for such services; and

WHEREAS, Executive and the Company have entered into an employment agreement dated September 1, 2001 and amended by a First Amendment dated October 11, 2007 (together, the "Prior Agreement") and now wish to amend and restate the Prior Agreement as provided herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, Executive and the Company hereby agree as follows:

SECTION 1. EMPLOYMENT BY THE COMPANY.

1.1 Position and Duties. Effective as of the Agreement Date, Executive shall serve in the positions of Chairman of the Board of Directors of the Company ("Board") and as the Chief Executive Officer and President of the Company with such powers, duties, and responsibilities as are assigned to Executive by the Board and which are consistent with Executive's positions. Executive will devote his best efforts, business time, and attention exclusively (except for vacation periods and periods of illness or other incapacities) to the business of the Company, and shall faithfully and efficiently discharge all duties and responsibilities assigned to him hereunder. Effective with Executive's termination of employment with the Company, Executive shall cease to be an officer of the Company. During the term of this Agreement, the Company shall use its best efforts to cause Executive to be the Chairman of the Board. However, notwithstanding the foregoing, if during the term of this Agreement Executive should not be re-elected to the Board or as Chairman, the failure of Executive to continue to be the Chairman of the Board shall not constitute a breach of this Agreement by either party. Upon his termination of employment, Executive may continue as a member of the Board for the remainder of his then Board term, in his discretion.

1.2 Location. Executive's primary office location shall be in Houston, Texas. From time to time, however, Executive's duties may require him to travel and to work at other locations.

1.3 Term. The term of Executive's employment hereunder shall commence as of the Agreement Date and shall continue through December 31, 2012, unless earlier terminated pursuant to the provisions of this Agreement.

SECTION 2.COMPENSATION AND BENEFITS.

2.1 Compensation. During the term of this Agreement, Executive shall be paid an annual base salary, annual retention bonuses and shall be eligible to receive incentive compensation, all as described in Exhibit A attached hereto, which is made a part of this Agreement for all purposes. All incentive compensation payable pursuant to any plan or program described in Exhibit A shall be governed by and subject to the applicable plan or program documents, which may from time to time be amended, modified or terminated on such terms and in such manner as is permitted in respect of the applicable plan or program.

2.2 Company Benefits. Subject to the satisfaction of the general rules for eligibility and participation under the Company's standard employee benefit plans and practices, Executive shall be allowed to participate in the Company's standard employee benefit plans and practices that may be in effect from time to time during the term of Executive's employment and are provided by the Company to its employees generally. Such participation shall be governed by the applicable plan documents, and the Company reserves the right, in its discretion, to amend, modify, or discontinue any benefit plan or practice. In addition, Executive shall receive such perquisites as the Company may, from time to time, provide to other senior executives of the Company.

2.3 Additional Benefits.

    The Company shall pay the cost for the preparation of Executive's personal federal and state income tax returns for each calendar year during Executive's employment by the Company. Such returns shall be prepared by the tax preparation firm selected by Executive and accepted by the Company, which will not unreasonably withhold such acceptance.

    During Executive's employment by the Company, the Company shall pay the direct cost (but not travel or other ancillary expenses) for an annual physical examination of Executive to be conducted by a doctor of medicine or clinic of Executive's choosing.

    The Company shall reimburse Executive up to $1,000 per month (minus applicable taxes and withholdings) for the purchase by Executive or his wife of airline tickets for travel between Texas and New Jersey/New York City during the Executive's employment by the Company.

    The Company shall pay or reimburse Executive up to an aggregate of $50,000 of out-of-pocket relocation expenses (including, but not limited to, closing costs and broker commissions on Executive's old residence that was sold and on Executive's new residence purchased, moving costs and travel expenses from Executive's place of residence to his new place of residence) incurred or paid by Executive in connection with the relocation of Executive and his spouse to any place within 50 miles of Florham Park, New Jersey, during Executive's employment by the Company hereunder.

    2.4 Reimbursements. Any reimbursements of any costs or expenses by the Company to Executive under this Agreement shall be made as is customary for expense reimbursement by the Company but in no event later than January 31 of the year after the calendar year in which such expenses are incurred. The expenses incurred by Executive in any calendar year shall not affect the expenses incurred by Executive in any other calendar year that are eligible for reimbursement under this Agreement and Executive's right to receive any reimbursement under this Agreement shall not be subject to liquidation or exchange for any other benefit.

    SECTION 3. ASSIGNMENT OF INTELLECTUAL PROPERTY.

    3.1 Assignment of Intellectual Property. All processes, products, methods, improvements, discoveries, inventions, ideas, creations, trade secrets, know-how, machines, programs, designs, routines, subroutines, techniques, ideas for formulae, writings, books and other works of authorship, business concepts, plans, projections and other similar items, as well as all business opportunities discovered, conceived, designed, devised, developed, perfected or made by Executive, whether alone or in conjunction with others, and related in any manner to the actual or anticipated business of the Company or to actual or anticipated areas of research and development of the Company (all of the foregoing collectively, the "Intellectual Property"), shall be promptly disclosed to and are the property of the Company, and Executive hereby assigns, transfers and conveys all of the Intellectual Property and all of Executive's rights therein to the Company. The term "Intellectual Property" shall be given the broadest interpretation possible and shall include any Intellectual Property conceived, designed, devised, developed, perfected or made by Executive during off-duty hours and away from the Company's premises, as well as those conceived, designed, devised, developed, perfected or made in the regular course of Executive's performance under this Agreement.

    3.2 Post-Employment Scope. All Intellectual Property discovered, conceived designed, devised, developed, perfected or made by Executive following the termination of this Agreement shall be Intellectual Property covered by the scope of Section 3.1 if it was conceived, in whole or in part, while this Agreement remains in effect. All Intellectual Property conceived, designed, devised, developed, perfected or made by Executive within twelve (12) months after termination of this Agreement shall be disclosed to the Company, and shall be presumed to have been conceived, designed, devised, developed, perfected or made by Executive during the Term, and Executive shall have the burden of proving otherwise by clear and convincing evidence in order to successfully rebut such presumption.

    3.3 Written Assignments. Executive shall execute and deliver, both during the Term and thereafter, to and in favor of the Company such assignments (including patent and copyright assignments), documents, instruments and applications (including patent or copyright applications) as the Company may deem appropriate or necessary to claim, secure, acquire, perfect, defend, enforce and/or assign any and all rights and privileges in and to or arising from the Intellectual Property. Executive shall also, both during the Term and thereafter, cooperate with the Company, and to render such assistance as the Company may reasonably require, in connection with any process (whether administrative, judicial or otherwise) associated with the Company's efforts to claim, secure, protect, perfect, defend, assign and/or enforce such rights and privileges in favor of the Company and its successors, licensees and assigns. Executive shall also, both during the Term and thereafter, promptly disclose to the Company fully and in writing any Intellectual Property that Executive may conceive, make, or develop, in whole or in part, by himself or jointly with others, (a) whether or not it is conceived, made, developed or worked on by Executive during his Term with the Company; (b) whether or not the Intellectual Property was created at the suggestion of the Company; (c) whether or not the Intellectual Property was reduced to drawings, written description, documentation, models or other tangible form; and (d) whether or not the Intellectual Property is related to the business of the Company.

    3.4 Work Made for Hire. Executive acknowledges and agrees that any work of authorship comprising Intellectual Property shall be deemed to be a "Work Made for Hire," to the extent permitted by the United States Copyright Act (17 U.S.C. Section 101 (2000)). To the extent that any such work of authorship may not be deemed to be a Work Made for Hire, Executive hereby irrevocably assigns all ownership rights in and to such work to the Company. If any such work of authorship cannot be assigned, Executive hereby grants to the Company an exclusive, assignable, irrevocable, perpetual, worldwide, sub-licensable (through one or multiple tiers), royalty-free, unlimited license to use, copy, reproduce, distribute, modify, adapt, alter, translate, improve, create derivative works of, practice, publicly perform, publicly display and digitally perform and display such work in any media now known or hereafter known. Outside the scope of his employment, Executive agrees not to (a) practice, display, copy, reproduce, distribute, transfer, modify, adapt, alter, translate, improve, or create derivative works from, or otherwise use, any such work of authorship or (b) incorporate any such work of authorship into any product or invention unrelated to the Company's business. To the extent moral rights may not be assignable under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Executive hereby irrevocably waives such moral rights and consents to any action of the Company that would violate such moral rights in the absence of such consent.

    3.5 No License Granted. Executive acknowledges and agrees that nothing in this Agreement shall be deemed to grant, by implication, estoppel, certain rules of construction, or otherwise, (a) a license from the Company to Executive to make, develop, use, license, disclose, or transfer in any way a Intellectual Property or (b) a license from the Company to Executive regarding any of the Company's existing or future ownership rights.

    SECTION 4. CONFIDENTIALITY.

    4.1 Confidentiality Obligation. Executive acknowledges and the Company agrees to provide to Executive access to new Confidential Information (as defined below) as a result of his employment with the Company to which he did not have access prior to signing this Agreement, the sufficiency and receipt of which is hereby acknowledged, and that such information constitutes valuable, special and unique property of the Company. Without limiting the generality of the foregoing, Executive expressly confirms that, in the course of performing his services pursuant to this Agreement, he will obtain confidential and proprietary information regarding the Company including, without limitation information regarding the Company's operations, customers, suppliers and other matters. Accordingly, at all times while employed by the Company, and continuing in perpetuity following the termination of his employment with the Company for whatever reason, Executive shall neither use nor disclose, nor permit any person or entity within his reasonable control to use or disclose, any Confidential Information, and shall maintain and protect the secrecy of the Confidential Information, except to the extent required in the ordinary course of Executive's employment with the Company, and then only subject to the direction and control of the Company. Additionally, Executive shall cause all persons and entities within his reasonable control to use their respective best efforts, to maintain and protect the secrecy of the Confidential Information.

    4.2 Definition of Confidential Information. As used in this Agreement the term "Confidential Information" means any knowledge, information or property relating to, or used or possessed by, the Company, and includes, without limitation, the following: trade secrets, patents, copyrights, software (including, without limitation, all programs, specifications, applications, routines, subroutines, techniques, code and ideas for formulae); ideas, information, concepts, data, drawings, designs and documents; names of clients, customers, employees, agents, contractors and suppliers; business plans, marketing plans and marketing information; financial information and other business records; and all copies of any of the foregoing. Executive agrees that all such information possessed by him, or disclosed to him, or to which he obtains access during his employment with the Company is Confidential Information under the terms of this Agreement, and Executive shall have the burden of proving otherwise by clear and convincing evidence.

    4.3 Return of Confidential Information. Executive agrees that he shall immediately, upon the request of the Company, return to the Company all Confidential Information and any other tangible material containing, prepared on the basis of, or reflecting any Confidential Information (whether prepared by the Company, Executive or otherwise) and shall not retain any copies, extracts or other reproductions, in whole or in part, of such Confidential Information.

    4.4 Return of Company Property. All products, records, designs, patents, trademarks, copyrights, plans, manuals, memoranda, lists and other documents or other property of the Company or any of its affiliates in the possession or control of Executive and all records compiled by the Executive which pertain to the business of the Company or its affiliates, shall be and remain the property of the Company and shall be subject at all times to its discretion and control. Likewise, all correspondence with customers or affiliates of the Company, all reports, records, charts, and advertising materials and any data pertaining to the Company, its affiliates or the business of the Company or its affiliates that are held by or on behalf of Executive shall be delivered promptly to the Company without request on the date Executive's employment with the Company terminates or at any other time promptly upon request by the Company.

    4.5 Nature of Obligation. The obligations of Executive set forth in this Section 4 are in addition to, and not in lieu of, any of Executive's duties or the Company's rights and remedies, at law or in equity, with respect to the Company's proprietary information and property. The Company may pursue all such rights and remedies, as well as remedies for the breach of the provisions set forth herein. Also, the Confidential Information and other property referenced in this Section 4 constitute valuable property of the Company, the ownership of which is not dependent upon the performance by the Company of any of its obligations under this Agreement or the performance of any legal, statutory or other duty, if any, to Executive. Accordingly, Executive shall perform its obligations under this Section 4 regardless of any alleged or actual breach or failure to perform by the Company.

    SECTION 5. NONCOMPETITION AGREEMENT.

    In consideration of the Company's promise to provide to Executive access to new Confidential Information to which he did not have access prior to signing this Agreement and the compensation paid or payable to Executive by the Company pursuant to this Agreement (including, but not limited to, Section 2 hereof), Executive hereby agrees as follows:

    5.1 Noncompetition. During the term of this Agreement and for a period of thirty (30) months following the termination of Executive's employment, Executive shall not, directly or indirectly, for himself or on behalf of, or in conjunction with any other person, persons, company, partnership, limited liability company, corporation or other business entity or venture of whatever nature: (i) call upon any customer of the Company, past (within the one year period preceding the termination if this Agreement) or present, including but not limited to, any customers obtained for the Company by Executive, for the purposes of (A) soliciting or selling any products or services in competition with any products or services offered by the Company or (B) persuading, inducing or soliciting any such customer to discontinue conducting business with the Company or purchasing any of its products or services; (ii) call upon any employee, consultant or agent of the Company for the purpose or with the intent of persuading or enticing any such employee, consultant or agent away from or out of the employ of or engagement by the Company; or (iii) establish, enter into, be employed by or for, advise, consult with or become an owner in or a part of, any company, partnership, limited liability company, corporation or other business entity or venture of whatever nature or in any way engage for himself or for others, in any business that sells products or services that compete with the products or services offered by the Company including but not limited to the business of providing alternative energy, energy load control or demand response products and services, energy capacity, energy efficiency, or advanced metering solutions, which Executive acknowledges and agrees is the business in which the Company is engaged, including but not limited to within the United States of America. The Company may, in its discretion, by advance written consent permit Executive to take specified actions that, absent such consent, would constitute a violation of this Section 5; but the Company is under no obligation to grant any such written consent or permit any such actions. The covenants in this paragraph are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

    5.2 Enforcement. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused by the Company for which it would have no other adequate remedy, Executive agrees that foregoing covenant may be enforced by the Company, in the event of breach by him, by injunctions and restraining orders. Executive further agrees to waive any requirement for the Company's securing or posting of any bond in connection with such remedies. The existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not preclude the Company's enforcement of these covenants.

    5.3 Reasonable Covenants. Executive acknowledges and agrees that the covenants set forth in this Section 5 are necessary and reasonable to protect the Company and the conduct of its business and are a fair and reasonable restraint on Executive in light of the activities and business of the Company on the date of execution of this Agreement and the future plans of the Company; and that such covenants also be construed and enforced in light of the activities and business of the Company (including business activities in the planning stage) on the date of termination of Executive's employment with the Company

    5.4 Survival. The provisions of this Section 5 shall survive any termination of this Agreement and are subject to Section 7 of this Agreement.

    SECTION 6. TERMINATION OF EMPLOYMENT.

    6.1 Certain Definitions. As used herein, the following terms shall have the following definitions:

    Board Change. "Board Change" means any change in directors after giving effect to any of the transactions described below in the definition of Change of Control as a result of which the individuals serving on the Board prior to such transaction no longer comprise at least a majority of the directors on the Board immediately after giving effect to such transaction.

    Cause. "Cause" shall mean a termination of Executive by the Company due to (i) Executive's material breach of any material provision of this Agreement; (ii) Executive's material breach of any material written Company policy contained in the Company's manual of policies and procedures; (iii) Executive's material non-compliance with any lawful direction given by the Board; (iv) Executive's Disability; (v) Executive's fraud with respect of the business or affairs of the Company; (vi) the conviction of Executive, or his entering of a plea of nolo contendere with regard to, a felony or a crime involving moral turpitude; or (vii) alcohol abuse or illegal drug use by Executive, provided, however, that in the event of Executive's breach as set forth in sub-clauses (i), (ii) or (iii) hereof, no Cause for termination shall be deemed to exist for any such breach which is curable and which is in fact cured by Executive within 30 days after written notice of such termination has been delivered to Executive; and in the event of Executive's breach as set forth in clause (vii) above, no Cause for termination shall be deemed to exist if Executive and the Company agree on a remedial program for Executive, and so long as Executive in all respects complies with the requirements of such program. During the time of any such attempted cure, Executive shall, if directed by the Board, be on paid leave of absence away from the Company's premises. No termination by the Board shall be for Cause unless the determination of Cause is made by a resolution duly adopted by an affirmative vote of not less than two-thirds of the entire membership of the Board.

    Change of Control. For purposes of this Agreement, "Change of Control" means the occurrence of any of the following events if, following such occurrence, a Board Change occurs:

    any person becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding voting securities; or

    a merger or consolidation of the Company is consummated with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving or parent equity outstanding immediately after such merger or consolidation; or

    there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect), other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, provided that such transferee entity confirms in writing that it is bound by the terms of this Agreement.

In the event that the foregoing definition of Change of Control does not comply with the requirements of Section 409A of the Code, and an amount, benefit or item of compensation hereunder would be subject to Section 409A of the Code, but would not be so subject if the definition of Change of Control above complied with the requirements of Section 409A of the Code, then with respect only to such amount, benefit or item of compensation, the term "Change of Control" shall mean a "change in control event" within the meaning of Treas. Reg. Section1.409A-3(i)(5).

    Good Reason. A termination by Executive for "Good Reason" means a termination by Executive on or following (i) a reduction in Executive's base salary or any other material component of compensation without Executive's prior written consent; (ii) a material breach by the Company of a material provision of this Agreement; or (iii) without Executive's written consent requiring Executive to be based at an office outside of Houston, Texas, except for travel reasonably required in the performance of his duties and reasonably consistent with Executive's travel prior to the Agreement Date; provided however, that Good Reason for Executive's termination shall not be deemed to exist as set forth in subclauses (i) and (ii) above unless (i) Executive gives written notice to the Company of the action or condition that would constitute such Good Reason within 60 days of the initial existence of such action or condition, (ii) the action or condition that would constitute Good Reason is not cured by the Company within the 10-day period after the timely provision of the notice required herein, and (iii) Executive terminates for Good Reason within 30 days after the expiration of the 10-day cure period.

    6.2 Death of Executive. This Agreement shall terminate upon Executive's death.

    6.3 By the Company. The Company shall have the right to terminate Executive's employment with the Company, at any time, with or without Cause; provided, however, that in connection with a termination with Cause, the Company shall give Executive notice thereof, and if applicable, the time to cure such Cause, in accordance with the provisions of Section 6.1(b) above. For avoidance of doubt, the parties agree that Executive has no right to continue at any time in any office of the Company after being removed from such office in the manner provided in the Company's bylaws or other applicable provisions of the Company's governing law and instruments.

    6.4 By Executive. Executive may terminate his employment with the Company at any time, upon providing 30 days advance notice, either with or without Good Reason. In the event Executive terminates his employment with the Company with Good Reason, such notice shall specify the grounds for such termination, and the Company shall have the opportunity to cure such grounds for termination in accordance with the provisions of Section 6.1(c).

    6.5 Severance Pay, Retirement, Change of Control and Other Payments.

    Termination by the Company for Cause, or by Executive without Good Reason. If the Company terminates Executive's employment for Cause, Executive terminates his employment without Good Reason, or the employment relationship terminates by this Agreement coming to the end of its term without renewal or extension, then in any such event, Executive shall not be entitled to any severance pay, and shall only be entitled to (i) any unpaid, but earned or vested, salary, bonus and other incentive compensation, (ii) any unused but accrued vacation in accordance with Exhibit A hereto, and (iii) any unpaid ordinary and necessary business expenses properly incurred prior to Executive's termination and properly documented by Executive in accordance with the Company's then-effective expense reimbursement policy for senior executives (collectively, the "Accrued Obligations").

    Termination by the Company Without Cause, or by Executive for Good Reason. If the Company terminates Executive's employment without Cause or Executive terminates his employment with Good Reason, then in such event Executive shall be entitled to all payments pursuant to Section 6.5(a) above plus the following:

    a lump sum amount equal to the sum of (x) and (y), where "x" is the product of (1) 3.0, if Executive's termination is on or following a Change of Control (but not later than the second anniversary thereof), and 1.5, if Executive's termination is prior to a Change of Control or later than the second anniversary of a Change of Control, and (2) the sum of Executive's annual base salary and his annual cash incentive at target (together, "Total Pay"), and "y" equals the amount of Retention Bonuses that have not been paid to Executive;

    all unvested options to purchase Company stock held by Executive shall immediately vest and become exercisable in full and shall remain exercisable for the lesser of their remaining terms or until March 31, 2013, all restricted stock granted to Executive shall immediately vest and the legend providing restrictions on the sale or transfer of such stock related to such vesting shall be removed at the request of the Executive, and all other equity-based awards shall immediately vest and become payable in full; and

    the Company shall provide continued coverage to Executive and his family under the Company's group health plan for executives through December 31, 2012, at a cost to Executive not greater than the active employee premium rate for similar coverage.

    Requirements Regarding Eligibility to Receive Severance Payments. Notwithstanding any of the other provisions hereof, the Company shall not be obligated to make and shall not make the severance payments provided under Section 6.5(b) above unless Executive executes and delivers to the Company within 30 days from the date on which Executive's employment is terminated, and does not at any time after execution and delivery withdraw or revoke, a general release substantially in the form attached hereto as Exhibit B, whereby Executive releases the Company from all claims or obligations other than the Company's obligations to make payments as provided in this Agreement. If the requirements of the preceding sentence are met in a timely manner, then, subject to Section 6.5(h), severance payments that Executive is otherwise eligible to receive under Section 6.5(b)(i), (ii) and (iii) shall begin (or shall be made) within 60 days from the date on which Executive's employment was terminated.

    Death or Disability. If this Agreement is terminated by reason of Executive's death or Disability, Executive's estate shall be paid the Accrued Obligations. In addition, Executive's unvested stock options and other equity-based awards not otherwise vested shall vest in full upon the death or Disability of Executive. Termination of this Agreement due to Executive's death or Disability shall be without prejudice to any benefits payable to Executive or his beneficiaries or estate under applicable Company benefits relating to such termination event. For purposes of this Agreement, the term "Disability" shall mean the Executive's inability to perform his duties, in all material respects, because of illness or physical or mental disability that continues for an uninterrupted period of 180 days.

    Retirement Benefit. During each 12-month period beginning with the first of the month following Executive's termination of employment, until the 7th anniversary of such termination date, the Company shall pay Executive (or his surviving spouse or, if none, his estate) the following amounts: (A) for each 12-month period ending on the 4th anniversary of his termination, 50% of Executive's annual base salary in effect immediately prior to his termination (the "Base Rate") and (B) for each 12-month period after the 4th anniversary and ending on the 7th anniversary of his termination, 25% of the Base Rate. The retirement payments for each 12-month period shall be paid in 12 substantially equal payments due on the first business day of each month.

    Change of Control. If a Change of Control occurs within six months following Executive's termination of employment for Good Reason or Executive's termination by the Company without Cause, Executive shall be paid, within three business days of such Change of Control, a lump sum amount in cash equal to 150% of Executive's Total Pay as determined as of the time of Executive's termination of employment.

    Section 280G. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or benefit by the Company to or for the benefit of Executive, whether pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended and the regulations and administrative guidance thereunder (the "Code") (the "Excise Tax"), then the Company shall pay Executive an additional amount (a "Gross-Up Payment") equal to 15 percent of the Payment, unless reducing the amount of the Payment to the maximum amount that would not be subject to the Excise Tax would place Executive in a better net after-tax position than his receipt of the full Payment plus the Gross-Up Payment, in which event the Company shall reduce the Payments to such maximum amount with the Company determining which payments to reduce. If, however, a Gross-Up Payment is due Executive, such Gross-Up Payment shall be made not later than the date of the remittance of the Excise Tax to the applicable governmental authorities.

    Payments subject to Section 409A. Notwithstanding anything in this Agreement to the contrary, if on his termination date (for purposes of this Agreement, Executive's termination of employment means he has incurred a "separation from service" for purposes of Section 409A of the Code) Executive is a "specified employee," as defined in Section 409A of the Code, all (or the portion) of any payments, benefits or reimbursements that would be subject to the additional tax provided by Section 409(a)(1)(B) of the Code if not delayed as required by Section 409A(a)(2)(B)(i) of the Code, shall be delayed until the first day of the seventh month following his separation from service date (or, if earlier, Executive's date of death) and shall be paid in a lump sum (with interest at the rate of 7% per annum on amounts payable under Section 6.5(e) that are delayed under this Section 6.5(h)) on such date.

    Termination of other Compensation and Benefits. Except as otherwise required by applicable law or as provided by the terms of the applicable Company plan, program, policy or award agreement, or as provided above in this Section 6.5, Executive's (or his surviving spouse's or his estate's) eligibility for or entitlement to any other compensation or benefits shall cease immediately upon termination of this Agreement and Executive's employment with the Company.

6.6 Effect of Termination. Termination of Executive's employment with the Company shall not limit, affect, or discharge Executive's obligations under Sections 3, 4 or 5 of this Agreement and shall not release the Company from its obligations to make payments or provide benefits required by Sections 2 and 6 of this Agreement following such termination. All other obligations as to periods after the date of termination shall cease, without prejudice to the rights and remedies for events or breaches prior to the date of termination.

6.7 Waiver. The Company may waive or defer exercising its power to terminate this Agreement, but such waiver or deferral shall not thereby (a) establish a policy, interpretation, or course of performance that may be used to construe, limit or affect the express terms of this Agreement, (b) preclude the Company from exercising its rights or remedies hereunder or otherwise on any other occasion or from using the breach as support for the exercise of its power to terminate on any future occasion or (c) limit the ability of the Company to revoke such waiver or deferral and exercise its power to terminate this Agreement if it determines that the condition giving rise to a power to terminate has continued, or if the Company determines in good faith that it was not fully aware of all facts and circumstances of such condition, or if such waiver or deferral may be retracted at common law.

SECTION 7. CERTAIN REMEDIES.

With respect to each and every breach or violation or threatened breach or violation by Executive of Sections 3, 4 or 5 of this Agreement, the Company, in addition to all other remedies available at law or in equity, including, but not limited to, specific performance of the provisions hereof, shall be entitled to enjoin the commencement or continuance thereof and may, without notice to Executive, apply to any court of competent jurisdiction for entry of an immediate restraining order or injunction, without the necessity of proving either inadequacy of legal remedies or irreparable harm and without the necessity of posting a bond.

SECTION 8. SEVERABILITY AND REFORMATION.

The provisions of this Agreement are severable, and any judicial determination that one or more of such provisions, or any portion thereof, is invalid or unenforceable shall not affect the validity or enforceability of any other provisions, or portions thereof, but rather shall cause this Agreement to first be construed in all respect as if such invalid or unenforceable provisions, or portions thereof, were modified to terms that are valid and enforceable and provide the greatest protection to the Company's business and interests; provided, however, that if necessary to render this Agreement enforceable, it shall be construed as if such invalid or unenforceable provisions, or portions thereof, were omitted.

SECTION 9. GENERAL PROVISIONS.

9.1 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive's address as listed on the Company payroll.

9.2 Waiver. If either party should waive any breach of any provision of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

9.3 Complete Agreement. This Agreement constitutes the complete, final and exclusive embodiment of the agreement of the Company and Executive with regard to the subject matter hereof, and supersedes and replaces in all respects any previous agreements regarding Executive's employment by the Company or the terms thereof, including the Prior Agreement. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein , and this Agreement cannot be modified or amended except in a writing signed by Executive and an authorized officer of the Company.

9.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

9.5 Headings. The headings of the sections hereof are inserted for convenience of reference only and shall not be deemed to constitute a part hereof or affect the meaning or interpretation of any of the provisions hereof.

9.6 Successors and Assigns. This Agreement is intended to bind, inure to the benefit of, and be binding upon, the successors and assigns of the Company, including the surviving entity of any merger, consolidation, share exchange or combination of the Company with any other entity. Notwithstanding the foregoing, Executive may not assign, transfer or delegate any of Executive's duties or obligations hereunder, and Executive may not assign or transfer any of Executive's rights hereunder without the written consent of the Company.

9.7 Attorney's Fees. If either the Company or Executive brings any action to enforce their respective rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorney's fees and costs incurred in connection with such action.

9.8 Choice of Law and Venue. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the law of the State of Texas (without regard to its conflicts of laws principles). Any dispute arising out of, or concerning, this Agreement or the employment relationship between the parties, shall be resolved exclusively in a federal or state court of competent jurisdiction located in Harris County, Texas. To the extent necessary, the parties hereby submit to, and agree not to contest, the jurisdiction of such courts.

9.9 Representations. Each party represents and warrants to the other that he or it has full power and authority to enter into and perform this Agreement and that his or its execution and performance of this Agreement shall not constitute a default under or breach of any of the terms of any agreement to which he or it is a party or under which he or it is bound. Each party represents that no consent or approval of any third party is required for his or its execution, delivery and performance of this Agreement or that all consents or approvals of any third party required for his or its execution, delivery and performance of this Agreement have been obtained.

9.10 No Guarantee of Tax Treatment. The Company makes no representation or warranty, and undertakes no covenant, regarding any federal, state or local tax treatment of amounts or matters subject to this Agreement or any federal, state or local tax treatment applicable to or inapplicable to Executive.

9.11 Tax Withholding. Any and all amounts payable under this Agreement are subject to withholding for such federal, state, and local taxes as the Company, in its reasonable judgment, determines to be required pursuant to any applicable law, rule or regulation.

9.12 Survival. The provisions of Sections 3, 4, 5, 7, 8 and 9 of this Agreement shall survive the termination of this Agreement for whatever reason.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement to be effective as of the Agreement Date.

THE "COMPANY"

COMVERGE, INC.

By: /s/ Blake Young

Name: Blake Young

Title: Chairman of the Compensation Committee

of the Board of Directors of the Company

"EXECUTIVE"

/s/ Robert M. Chiste

Robert M. Chiste

Exhibit A
Annual Salary

Executive shall be paid (in accordance with the Company's regular payroll practice for officers) an annual base salary at the rate of $400,000 per annum. Executive's rate of annual base salary may be increased from time to time in the discretion of the Board, but Executive's rate of annual base salary, as in effect at any time, may not be decreased.

Annual Cash Incentive

Executive will have the opportunity to earn an annual cash bonus equal to 37.5% (threshold), 75% (target) or 150% (maximum) of his annual base salary based on the level of achievement of performance criteria established by the Compensation Committee. The Compensation Committee will set the terms and requirements of the annual cash and annual equity incentives, including the target and threshold performance levels. The target performance level is the level of performance at which the Company is expected to perform. The threshold performance level is the minimum level of performance required as a condition of earning any incentive.

Annual Equity Incentive

Executive will have the opportunity to earn an annual equity award comprised of a combination of restricted stock and options valued at 225% (threshold), 300% (target) or 375% (maximum) times his annual base salary based on the level of achievement of performance criteria established by the Compensation Committee.

Retention Bonuses	Executive will receive a $50,000 bonus payment on the first business day of 2008, 2009, 2010, 2011, and 2012.
Vacation

Effective January 1 of each year, beginning January 1, 2008, Executive shall be entitled to six weeks' paid vacation each year. If Executive does not use all of his six weeks' vacation in any year, any unused vacation, not to exceed three weeks, shall be carried over to his termination of employment. On his termination Executive (or, if termination is due to his death, his estate) shall be paid a lump sum amount in cash for all accrued, unused vacation, including all carried over amounts, which shall include four weeks accrued prior to January 1, 2008, determined as follows: 1/365 x Executive's annual base salary on his termination x the number of his accrued, unused vacation days.

Exhibit B

COMVERGE, INC.

GENERAL RELEASE AGREEMENT

THIS GENERAL RELEASE AGREEMENT (this "Release") is entered into by and between Robert M. Chiste, an individual ("Executive"), and Comverge, Inc., a Delaware company (the "Company"), and is presented to you on __________, 200_.

WHEREAS, Executive and the Company entered into an Executive Employment Agreement ("Agreement") effective as of ____________ 2008;

WHEREAS, Executive's employment with the Company pursuant to the Agreement has terminated; and

WHEREAS, the Agreement provides for the payment of certain amounts and the provision of certain benefits to Executive following a termination of employment if certain requirements are met and if, in consideration thereof, Executive executes and delivers in timely manner, and does not withdraw or revoke, a general release releasing the Company from all claims and obligations other than Company's obligations to make payments as provided in the Agreement;

NOW, THEREFORE, in consideration of their mutual promises and covenants, Executive and the Company agree as follows:

    Executive and the Company acknowledge and agree that Executive's employment with the Company terminated effective ____________, 20__ (the "Termination Date"), and that such termination constitutes either a termination by the Company without Cause or by Executive for Good Reason. (Capitalized terms not otherwise defined herein shall have the same meanings as provided in the Agreement.) In accordance with Section 6.5(c) of the Agreement, if and only if Executive properly executes and delivers this Release to the Company within 30 days from the Termination Date, and does not withdraw or revoke the Release at any time after such execution and delivery, the Company, solely in discharge of its obligations under Section 6.5(b) of the Agreement, following such time as the Release becomes binding and irrevocable, but not later than 60 days from the Termination Date, shall -

    (i) pay you the lump sum amount of $___________;

    (ii) cause all unvested options to purchase Company stock that Executive holds to vest immediately and become exercisable in full and remain exercisable by Executive for the lesser of their remaining terms or until March 31, 2013, all restricted stock granted to Executive and not otherwise forfeited to vest immediately and the legend providing restrictions on the sale or transfer of such stock related to such vesting to be removed at Executive's request, and all other equity-based awards that Executive holds to vest immediately and become payable in full; and

    (iii) begin continuation coverage for Executive and his family under the Company's group health plan for executives through December 31, 2012, at a cost to Executive not greater than the active employee premium rate for similar coverage.

    Except as provided in Section 6.5(a), (e), (f), (g) or (i), of the Agreement and Paragraph 2 below, this sum represents the exclusive amount to be paid to Executive by the Company, in connection with or arising out of his employment with the Company and/or his termination of employment with the Company, and no further amounts shall be required for any items, including, but not limited to, attorneys' fees.

    Executive, on behalf of himself, his heirs, beneficiaries and personal representatives, hereby releases, acquits and forever discharges the Company, its owners, officers, predecessors, employees, former employees, shareholders, directors, partners, attorneys, agents and assigns, and all other persons, firms, partnerships, or corporations in control of, under the direction of, or in any way presently or formerly associated with Company (collectively, "Company Affiliates"), of and from all claims, charges, complaints, liabilities, obligations, promises, agreements, contracts, damages, actions, causes of action, suits, accrued benefits or other liabilities of any kind or character, whether known or hereafter discovered, arising from or in any way connected with or related to Executive's employment with the Company and/or Executive's termination of employment with the Company, including, but not limited to, allegations of wrongful termination, discrimination, retaliation, breach of contract, promissory estoppel, retaliatory discharge, constructive discharge, discharge in violation of any law, statute, regulation or ordinance providing whistleblower protection, discharge in violation of public policy, intentional infliction of emotional distress, negligent infliction of emotional distress, defamation, harassment, sexual harassment, invasion of privacy, any action in tort or contract, any violation of any federal, state, or local law, including, but not limited to, any violation of Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., the Civil Rights Act of 1966, 42 U.S.C. Section 1981, the Equal Pay Act, 29 U.S.C. Section 206, the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. Section 1001 et seq., the Americans with Disabilities Act, 42 U.S.C. Section 12101 et seq., the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), 29 U.S.C. Section 621 et seq., the Family and Medical Leave Act, 29 U.S.C. Section 2601 et seq., the Fair Credit Reporting Act, 15 U.S.C. Section 1681, et seq., the Sarbanes-Oxley Act, 18 U.S.C. Section 1514A et seq., Chapter 21 of the Texas Labor Code, Tex. Lab. Code Section 21.001, et. seq., the Texas Workers' Compensation Act, Tex. Lab. Code Section 451.001 - 451.003, the Texas Payday Act, Tex. Lab. Code Section 61.011, et seq., or any other employment or civil rights act, and any and all claims for severance pay or benefits under any compensation or employee benefit plan, program, policy, contract, agreement or other arrangement of the Company or the Company Affiliates, but excluding any claim for unemployment compensation, any claim for workers' compensation benefits, and any payments or benefits which Executive is entitled to receive under (i) any Company employee benefit plan, within the meaning of Section 3(3) of ERISA, or (ii) under Sections 6.5(a), (e), (f), (g) or (i), of the Agreement.

    Executive agrees not to commence any legal proceeding or lawsuit against the Company or any Company Affiliate arising out of or based upon Executive's employment with the Company or the termination of Executive's employment with the Company; provided, however, this Release does not apply to any claims or causes of action accruing after the date hereof, including, without limitation, any claims or causes with respect to Executive's rights to payments or benefits under Section 6.5 of the Agreement.

    The consideration cited above and the promises contained herein are made for the purpose of purchasing the peace of the Company and are not to be construed as an admission of liability or as evidence of unlawful conduct by the Company, all liability being expressly denied.

    Executive voluntarily accepts the consideration cited herein, as sufficient payment for the full, final and complete release stated herein, and agrees that no other promises or representations have been made to Executive by the Company or any other person purporting to act on behalf of the Company, except as expressly stated herein.

    Executive understands that this is a full, complete, and final release of the Company and all the Company Affiliates. As evidenced by the signature below, Executive expressly promises and represents to the Company that he has completely read this Release and understands its terms, contents, conditions, and effects.

    Executive is advised to consult with an attorney prior to executing this Release. Executive understands that he has the right to consult an attorney of his choice and has consulted with an attorney or has knowingly and voluntarily decided not to do so.

    Executive states that he is not presently affected by any disability which would prevent him from knowingly and voluntarily granting this release, and further states that the promises made herein are not made under duress, coercion or undue influence.

    This Agreement will supersede any and all obligations the Company or any Company Affiliate might otherwise owe to Executive for any act or omission whatsoever that took place, or should have taken place, on or before the date this Agreement is signed and executed by Executive. This Agreement constitutes the entire understanding and agreement between the parties and it may only be modified or amended in a signed writing by both parties hereto.

    Should any future dispute arise out of or with respect to this Release, both parties agree that it should be resolved solely in accordance with the terms and provisions of this Agreement and the laws of the State of Texas without giving effect to the choice of law provisions thereof. Each party hereto irrevocably submits to the exclusive jurisdiction of the state and federal courts of Harris County, Texas for the purposes of any proceeding arising out of or relating to this Release; provided, however, a party may enforce a judgment of such court in any court having jurisdiction.

    Executive hereby waives all rights to recall, reinstatement, employment, reemployment, and past or future wages from the Company or any the Company Affiliate. Executive further agrees not to apply for employment with the Company or any the Company Affiliate.

    Executive understands that he has twenty-one (21) days within which to consider this Release and that this Release is revocable by him for a period of seven (7) days following the execution of this Agreement, and if not so revoked, will become effective and enforceable (the "Effective Date"). For the revocation to be effective, written notice of revocation must be delivered to Comverge, Inc., 3950 Shackleford Road, Suite 400, Duluth, Georgia 30096, Attn: __________________________, no later than the close of business on the seventh day after Executive has signed this Release. The consideration cited in Paragraph 1 above to be delivered to Executive as provided therein.

    Executive agrees that the terms and conditions of this Agreement, including without limitation the amount of money and other consideration, shall be treated as confidential, and shall not be revealed to any other person or entity whatsoever, except as follows:

a. to the extent as may be compelled by legal process;

b. to the extent necessary to Executive's legal or financial advisors; or

c. to Executive's spouse.

Executive agrees that the confidentiality provisions of this Agreement are a material part of it and are contractual in nature.

AGREED AND SIGNED by EXECUTIVE on __________________, 20__.

In witnesseth whereof, the Executive and the Company have signed as indicated below.

"EXECUTIVE"

Robert M. Chiste

THE "COMPANY"

COMVERGE, INC.

By:

Name:

Title:

Date:

STATE OF

COUNTY OF

AFFIDAVIT OF VERIFICATION

On this ____ day of ____________, 200___, before me, the undersigned Notary Public in and for the State and County aforesaid, personally came and appeared:

Robert M. Chiste

who, in the presence of the undersigned witnesses, acknowledged that he is a person of the full age of majority and is otherwise competent, and that he executed the attached General Release Agreement of his free will and for the purposes expressed therein.

WITNESSES:

______________________________ _______________________________

Print name:_____________________ Robert M. Chiste

______________________________

Print name:_____________________

_______________________________

NOTARY PUBLIC

Print name:______________________

Print notary no.:__________________